Exhibit 107.1
CALCULATION OF FILING FEE TABLE

424(b)(5)
(Form Type)

Intapp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(1)	Rule 457(r)	2,000,000	$36.50	$73,000,000	0.00011020	$8,044.60
	Equity	Secondary Offering: Common Stock, par value $0.001 per share(1)	Rule 457(r)	5,187,500	$36.50	$189,343,750	0.00011020	$20,865.68
Fee Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
N/A
	Total Offering Amounts					$262,343,750		$28,910.28
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$28,910.28

(1)	Publicly communicated offering price.
(2)
The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on May 16, 2023 (File No. 333-271970).